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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE

For more information, contact:
Barry A. Rothman
Visual Data Corporation
954-917-6655
brothman@vdat.com


     Visual Data Corporation Reports $750,000 Private Financing Transaction

Pompano Beach, FL - July 2, 2003 - Visual Data Corporation (Nasdaq: VDADC), toda reported that it has completed an agreement for a $750,000 private financing transaction, of which the Company has immediately received proceeds of $450,000 with the remaining $300,000 available 90 days later at the Company's option.

The Company intends to use a substantial portion of the proceeds from the financing transaction for general working capital purposes, a significant amount of which it expects will serve to increase its capital reserves, providing funding of its day-to-day operations.

The financing transaction consists of the sale of $750,000 principal amount of a 12% convertible preferred stock convertible at $4.50 per share into common stock. The initial $450,000 principal amount of shares being issued are subject to a one time reset lower, if applicable, at the end of the two year term based on 90% of the ten day average price of the shares immediately prior to the conversion. The reset is subject to a minimum price per share of $2.10 (the "Floor Price"). The preferred shares also have an anti-dilution provision that would be invoked should the Company sell common stock below the Floor Price or preferred stock with a lower conversion price.

The financing also calls for the issuance of a total of 16,000 warrants, expiring June 1, 2007, to purchase shares of Company common stock exercisable at $4.50 per share. Of this total number of warrants, 10,000 warrants have been issued in connection with the initial $450,000 financing tranche, with the remaining 6,000 warrants to be issued only if the remaining $300,000 tranche is funded.


ABOUT VISUAL DATA CORPORATION

Visual Data Corporation (http://www.vdat.com) is a business services provider, specializing in meeting the webcasting needs of corporations, government agencies and a wide range of organizations, as well as providing audio and video transport and collaboration services for the entertainment, advertising and public relations industries.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, SOME OF WHICH MAY RELATE TO VISUAL DATA CORPORATION, AND WHICH INVOLVE NUMEROUS RISKS AND UNCERTAINTIES. ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN VISUAL DATA CORPORATION'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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